                                                                    EXHIBIT 10.9

                              EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is made effective as of March 1, 1996 between Cohu, Inc., a Delaware corporation (the "Company"), and James W. Barnes ("Barnes").

                                    RECITALS

The Company desires to continue the services and employment of Barnes for the period provided for in this Agreement and Barnes is willing to continue employment by the Company on a part-time basis for such period and upon the terms and conditions set forth below.

Now, therefore, in consideration of the foregoing and the mutual covenants contained herein, Barnes and the Company hereto agree as follows:

   1. EMPLOYMENT - Barnes has resigned as President & Chief Executive Officer of the Company effective March 1, 1996. Barnes will remain a member of the Company's Board of Directors (the "Board") subject to reelection by the stockholders at the conclusion of his current term of office. The Company agrees to employ Barnes in a non officer capacity on a part-time basis for the three
(3) year period from March 1, 1996 through February 28, 1999 upon the terms and conditions provided herein.

   2. DUTIES - During the period of his part-time employment pursuant to this Agreement, Barnes will devote his best efforts and skills to the affairs of the Company under and pursuant to the direction of the Executive Officers ("Senior Management") and the Board of the Company. Barnes may serve on the boards of directors of and hold any other offices or positions in companies or organizations that will not present any conflict of interest with the Company or any of its subsidiaries or divisions or materially affect the performance of Barnes' duties under this Agreement. The Company will retain the full direction and control of the means and methods by which Barnes performs the services under this Agreement.

   3. RESPONSIBILITIES - Subject to the conditions stated in 2. above and exclusive of his Board responsibilities, Barnes will devote a minimum of four hundred (400) hours per annum to the business and affairs of the Company. Barnes will provide the Company with regular reports on the services performed and the results of his work and retain appropriate records of time incurred in performing such services, all according to such guidelines as the Company may reasonably establish from time to time.

   4. COMPENSATION; OTHER BENEFITS; EXPENSES - Pursuant to this Agreement
Barnes will receive an annual salary of $30,000. Barnes will not be compensated for his services as a member of the Company's Board. As the services provided pursuant to this Agreement will be performed on a part-time basis, Barnes will not participate in any incentive bonus program of the Company for services performed after March 1, 1996. However, Barnes shall be entitled to receive all other benefits of employment generally available to other employees of the Company who perform services on a part-time basis. The Company shall pay or reimburse Barnes for all reasonable expenses incurred in performing his duties under this Agreement. All stock options to purchase common stock of the Company held by Barnes at the date of this Agreement shall continue to be subject to the terms and conditions contained in the related Option Agreements.

   5. TERMINATION - The Company may terminate this Agreement "for cause" at any time upon providing written notice to Barnes indicating the cause of termination. If Barnes is terminated for cause the annual salary under this Agreement shall be paid on a prorated basis to the date of termination. For purposes of this Agreement, "for cause" shall mean the discharge resulting from a determination by the Company that Barnes (a) has been convicted of a crime involving moral turpitude, including fraud, theft or embezzlement, (b) has failed or refused to follow the policies or directives established by the Board or of the Company, or (c) has willfully and consistently failed to attend to the material duties imposed on him pursuant to this Agreement.

     The Company may terminate the employment of Barnes without cause at any time during the term of this Agreement; provided, however, that the Company shall be obligated to pay Barnes an amount equal to the annual salary under this Agreement from the date of termination through February 28, 1999. In addition the Company, by action of the Compensation Committee of the Board, shall accelerate the vesting of all stock options to purchase common stock of the Company held by Barnes that would have become exercisable by February 28, 1999.

     Barnes may terminate this Agreement at any time. In so doing Barnes will be paid on a prorated basis to the date of termination and any stock options to purchase common stock of the Company held by Barnes at that date will be subject to the termination of option provisions contained in the related Option Agreement.

     Barnes and the Company hereby acknowledge that as a result of his resignation as President & Chief Executive Officer of the Company the Termination Agreement dated May 10, 1985 between the Company and Barnes is no longer effective as of March 1, 1996.

   6. INDEMNIFICATION - During the term of his employment under this Agreement Barnes will continue to be subject to the indemnification provisions contained in Section 7.1 of the Company's Bylaws.

   7. ARBITRATION - Any dispute under this Agreement shall be subject to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect.

  8. MISCELLANEOUS - Barnes and the Company acknowledge that any explicit or implicit employment agreements or understandings between the parties prior to the date of this Agreement are hereby terminated and of no further effect. The terms of Barnes' employment with the Company will be governed by this Agreement and by the employment policies and practices of the Company. No agreements, express or implied, with respect to the matters covered herein have been made by either party which are not set forth expressly in this Agreement. All questions concerning validity and enforceability of this Agreement shall be governed by and construed in accordance with the laws of the State of California.

     In witness whereof, Barnes and the Company, pursuant to a resolution of its Board at a duly constituted meeting have executed this Agreement, effective as of March 1, 1996.

                                             By     /s/ Charles A. Schwan
                                             ----------------------------
                                             Charles A. Schwan
                                             President & Chief Executive Officer

                                                   /s/ James W. Barnes
                                                   -------------------
                                                     James W. Barnes